Exhibit 99.1

Donaldson Company Reports First Quarter 2020 Earnings

First quarter 2020 gross margin increased 0.4 percentage points from the prior year
Donaldson maintains its prior guidance for fiscal 2020 sales, operating margin and EPS

MINNEAPOLIS (December 3, 2019) - Donaldson Company, Inc. (NYSE: DCI) today reported first quarter 2020 net earnings of $65.0 million, or $0.51 per share,1 compared with $73.8 million, or $0.56 per share, in first quarter 2019.

“We are pleased with first quarter’s gross margin performance, and we remain on track to deliver another consecutive year of record profit,” said Tod Carpenter, chairman, president and chief executive officer. “As expected, demand in the first quarter was uneven. The market for new equipment was soft, sales of replacement parts were more stable, and growth businesses like Process Filtration were up notably from last year.

“We expect growth in our ‘Advance and Accelerate’2 portfolio will continue to outpace the company average, supported by further investments to gain share, while customer cautiousness combined with peaking levels of equipment production will likely pressure our ‘Critical Core’3 portfolio. Increasing gross margin remains our top operational priority, and we are making progress bringing new capacity online and optimizing our supply chain. We are also making progress on our initiatives to drive innovation, including our new Materials Research Center and recently announced commercial launches of connected solutions offerings. We are excited about our opportunities, and I am confident that we are well-positioned to navigate near-term unevenness while strengthening our foundation for long-term, profitable growth.”

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1 All earnings per share figures refer to diluted earnings per share.
2 Advance and Accelerate includes Industrial Air Filtration (“IAF”) replacement parts, Engine Aftermarket, Venting Solutions, Process Filtration, Semiconductor and Industrial Hydraulics.
3 Critical Core includes Off-Road first-fit, On-Road first-fit, IAF new equipment, Compressed Air Filtration and Aerospace.

Operating Results

First quarter 2020 sales declined 4.1 percent to $672.7 million from $701.4 million in 2019. Factors affecting the year-over-year sales change include:

•	Currency translation negatively impacted sales by approximately 1.4 percent,

•	The acquisition of BOFA International LTD (“BOFA”), which was completed in first quarter 2019, contributed an increase of approximately 1.1 percent, and

•	Price increases added approximately 0.6 percent.

	Three Months Ended
	October 31, 2019
	Reported % Change	Constant Currency % Change

Off-Road	(10.0)%	(8.5)%
On-Road	(11.4)	(11.4)
Aftermarket	(3.6)	(2.0)
Aerospace and Defense	10.6	12.5
Total Engine Products segment	(4.5)%	(3.1)%

Industrial Filtration Solutions	(0.3)%	1.8%
Gas Turbine Systems	(18.8)	(17.8)
Special Applications	(4.0)	(5.3)
Total Industrial Products segment	(3.2)%	(2.0)%

Total Company	(4.1)%	(2.7)%

First quarter 2020 sales of Engine Products (“Engine”) decreased 4.5 percent, or 3.1 percent excluding the impact from currency translation. Engine realized benefits from price increases of approximately 0.8 percent. The sales increase in Aerospace and Defense was driven by new equipment in both commercial aerospace and ground defense. The declines in Off-Road and On-Road reflect lower levels of equipment production, with continued variability by geography. The Aftermarket decline reflects lower levels of equipment utilization, primarily in off-road markets.

First quarter sales of Industrial Products (“Industrial”) declined 3.2 percent, or 2.0 percent excluding the impact from currency translation. Industrial realized benefits of approximately 3.6 percent from BOFA and 0.2 percent from pricing. Sales of Industrial Filtration Solutions (“IFS”) reflect benefits from BOFA and strong growth in sales of Process Filtration products, partially offset by lower sales of new equipment. The Gas Turbine Systems (“GTS”) sales decline was primarily driven by lower sales of new equipment, and the decline in sales of Special Applications (“SA”) was primarily driven by Disk Drive filters.

Donaldson’s first quarter 2020 earnings before interest, taxes, depreciation and amortization (“EBITDA”)4 rate of sales was 16.7 percent, compared with 17.1 percent in 2019. Including the 0.4 percentage point impact from higher depreciation and amortization expense, which relate to Donaldson’s capacity expansion and supply chain optimization efforts, first quarter 2020 operating income as a rate of sales (“operating margin”) was 13.2 percent, compared with 14.1 percent in 2019. The year-over change in operating margin reflects higher operating expenses as a rate of sales (“expense rate”), partially offset by higher gross margin.

First quarter 2020 gross margin increased 0.4 percentage points to 34.4 percent from 34.0 percent in 2019. The gross margin increase reflects lower raw materials costs, combined with benefits from the Company’s efforts related to pricing initiatives and optimizing its supply chain, partially offset by loss of leverage on lower sales. Donaldson’s first quarter operating expense rate was 21.2 percent, compared with 19.9 percent last year. The increase reflects loss of leverage on lower sales, combined with higher personnel expense related to investments in support of Donaldson’s strategic growth initiatives.

First quarter 2020 interest expense was $4.7 million, compared with $4.2 million in 2019. Other income was $2.6 million in first quarter 2020, compared with $1.9 million in 2019. Donaldson’s first quarter 2020 tax rate was 24.9 percent, compared with 23.5 percent in 2019. Included within the prior year rate is a tax reform-related benefit of $0.9 million, which lowered the first quarter 2019 rate by approximately 0.8 percentage points.5

During first quarter, Donaldson repurchased 1.4 million shares, or 1.0 percent, of its common stock at an average price of $47.95 for a total investment of $65.0 million. The Company paid $26.6 million of dividends in the quarter.

Fiscal 2020 Outlook

Donaldson’s current guidance for fiscal 2020 sales, operating profit, EPS and capital deployment is consistent with prior guidance and is summarized below.

Donaldson expects fiscal 2020 GAAP EPS between $2.21 and $2.37, compared with fiscal 2019 GAAP and adjusted EPS of $2.05 and $2.21, respectively.

Compared with 2019, fiscal 2020 sales are projected in a range between a 2 percent decline and a 4 percent increase, including a negative impact from currency translation of 1 to 2 percent that is partially offset by price benefits of approximately 1 percent. Compared with 2019, fiscal 2020 Engine sales are projected in a range between a 4 percent decline and a 2 percent increase, reflecting growth in Aerospace and Defense and Aftermarket, combined with lower year-over-year sales in the Company’s first-fit On-Road and Off-Road businesses. Industrial sales are expected to increase from fiscal 2019 between 2 and 8 percent, reflecting growth in IFS and GTS, partially offset by declining sales in SA. Within Industrial, growth in IFS is due in part to one quarter of incremental benefits from the acquisition of BOFA. Currency translation is expected to negatively impact both segments by 1 to 2 percent.

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4 EBITDA is a non-GAAP measure that the Company believes is useful in understanding its financial results. See the schedules attached to this press release for more information and a reconciliation of GAAP to non-GAAP measures.
5 See the “Accounting Considerations” section of this press release for more information.

Donaldson expects fiscal 2020 operating margin between 13.9 and 14.5 percent, compared with 13.6 percent in 2019. The year-over-year improvement is projected to come from higher gross margin, partially offset by a higher operating expense rate.

The Company expects full-year 2020 interest expense between $18 million and $20 million, and other income is forecast between $4 million and $8 million. Donaldson’s fiscal 2020 effective income tax rate is forecast between 25.0 and 27.0 percent.

The Company expects fiscal 2020 capital expenditures between $110 million and $130 million, and cash conversion is forecast between 80 and 95 percent. Donaldson expects to repurchase approximately 2 percent of its outstanding shares during fiscal 2020.

Accounting Considerations

Following the enactment of the Federal Tax Cuts and Jobs Act (TCJA) in December 2017, the Company engaged in additional efforts related to optimizing its global cash. Changes implemented during first quarter 2019 resulted in a discrete tax benefit of $0.9 million, which is excluded from the Company’s calculation of adjusted earnings. Adjusted earnings are a non-GAAP financial measure that exclude the impact of certain items not related to ongoing operations. A reconciliation of GAAP to non-GAAP measures is attached to this press release.

Miscellaneous

The Company will webcast its first quarter 2020 earnings conference call today at 9:00 a.m. CST. To listen to the webcast, visit the “Events & Presentations” section of Donaldson’s Investor Relations website (IR.Donaldson.com), and click on the “listen to webcast” option. The webcast replay will be available at approximately 12:00 p.m. CST today.

Statements in this release regarding future events and expectations, such as forecasts, plans, trends and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are identified by words or phrases such as “will likely result,” “are expected to,” “will continue,” “will allow,” “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” “plan,” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could cause the Company’s results to differ materially from these statements. These factors include, but are not limited to, economic and industrial conditions worldwide; the Company's ability to maintain competitive advantages; threats from disruptive innovation; highly competitive markets with pricing pressure; the Company's ability to protect and enforce its intellectual property; the difficulties in operating globally; customer concentration in certain cyclical industries; significant demand fluctuations; unavailable raw materials or material cost inflation; inability of operations to meet customer demand; difficulties with information technology systems and security; foreign currency fluctuations; governmental laws and regulations; litigation; changes in tax laws and tax rates, regulations and results of examinations; the Company's ability to attract and retain qualified personnel; changes in capital and credit markets; execution of the Company's acquisition strategy; the possibility of intangible asset impairment; the Company's ability to manage productivity improvements; unexpected events and the disruption on operations; the Company's ability to maintain an effective system of internal control over financial reporting; and the United Kingdom’s decision to end its membership in the European Union. These and other risks and uncertainties are described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2019. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. The results presented herein are preliminary, unaudited and subject to revision until the Company files its results with the United States Securities and Exchange Commission on Form 10-Q.

About Donaldson Company

Founded in 1915, Donaldson Company is a global leader in the filtration industry with sales, manufacturing and distribution locations around the world. Donaldson’s innovative technologies are designed to solve complex filtration challenges and enhance customers’ equipment performance. For more information, visit www.Donaldson.com.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31,

	2019	2018	Change

Net sales	$672.7	$701.4	(4.1)%
Cost of sales	441.4	463.0	(4.7)
Gross profit	231.3	238.4	(3.0)
Operating expenses	142.6	139.7	2.1
Operating income	88.7	98.7	(10.2)
Interest expense	4.7	4.2	11.9
Other income, net	(2.6)	(1.9)	36.7
Earnings before income taxes	86.6	96.4	(10.2)
Income taxes	21.6	22.6	(4.6)
Net earnings	$65.0	$73.8	(11.9)%

Weighted average shares – basic	126.9	128.8	(1.5)%
Weighted average shares – diluted	128.6	131.0	(1.9)%
Net earnings per share – basic	$0.51	$0.57	(10.5)%
Net earnings per share – diluted	$0.51	$0.56	(8.9)%

Dividends paid per share	$0.21	$0.19	10.5%

Note: Amounts may not foot due to rounding.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	October 31,	July 31,
	2019	2019
Assets
Current assets:
Cash and cash equivalents	$210.0	$177.8
Accounts receivable, net	501.5	529.5
Inventories, net	361.5	332.8
Prepaid expenses and other current assets	86.1	82.5
Total current assets	1,159.1	1,122.6
Property, plant and equipment, net	606.2	588.9
Right-of-use lease assets	79.3	—
Goodwill	307.9	303.1
Intangible assets, net	71.2	70.9
Deferred income taxes	14.0	14.2
Other long-term assets	45.6	42.9
Total assets	$2,283.3	$2,142.6

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$60.9	$2.1
Current maturities of long-term debt	50.0	50.2
Trade accounts payable	229.1	237.5
Current lease liabilities	24.8	—
Other current liabilities	166.3	193.1
Total current liabilities	531.1	482.9
Long-term debt	596.8	584.4
Non-current income taxes payable	111.4	110.9
Deferred income taxes	17.0	13.2
Long-term lease liabilities	54.4	—
Other long-term liabilities	44.9	48.5
Total liabilities	1,355.6	1,239.9

Redeemable non-controlling interest	10.7	10.0

Total shareholders’ equity	917.0	892.7
Total liabilities & shareholders’ equity	$2,283.3	$2,142.6

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	October 31,
	2019	2018
Operating Activities
Net earnings	$65.0	$73.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	21.2	19.3
Deferred income taxes	3.1	(0.4)
Stock-based compensation expense	6.6	6.9
Other, net	7.1	(1.0)
Changes in operating assets and liabilities, excluding effect of acquired business	(16.9)	(35.3)
Net cash provided by operating activities	86.1	63.3

Investing Activities
Net expenditures on property, plant and equipment	(37.1)	(28.2)
Acquisitions, net of cash acquired	—	(96.0)
Net cash used in investing activities	(37.1)	(124.2)

Financing Activities
Proceeds from long-term debt	122.9	135.0
Repayments of long-term debt	(111.1)	(14.5)
Change in short-term borrowings	58.2	32.1
Purchase of treasury stock	(65.0)	(80.9)
Dividends paid	(26.6)	(24.4)
Tax withholding for stock compensation transactions	(4.1)	(2.2)
Exercise of stock options	11.0	16.2
Net cash used in financing activities	(14.7)	61.3
Effect of exchange rate changes on cash	(2.1)	(5.2)
(Decrease) increase in cash and cash equivalents	32.2	(4.8)
Cash and cash equivalents, beginning of period	177.8	204.7
Cash and cash equivalents, end of period	$210.0	$199.9

CONSOLIDATED RATE ANALYSIS
(Unaudited)

	Three Months Ended
	October 31,
	2019	2018

Gross margin	34.4%	34.0%

Operating expenses rate	21.2%	19.9%

Operating income rate (operating margin)	13.2%	14.1%

Other (income) expense, net rate	(0.4)%	(0.3)%

Depreciation and amortization rate	3.2%	2.8%

EBITDA rate	16.7%	17.1%

Effective tax rate	24.9%	23.5%

Cash conversion ratio	75.4%	47.6%

	Three Months Ended
	October 31,
	2019	2018
ADJUSTED RATES
Gross margin	34.4%	34.0%

Operating expenses rate	21.2%	19.9%

Operating income rate (operating margin)	13.2%	14.1%

Other (income) expense, net rate	(0.4)%	(0.3)%

Depreciation and amortization rate	3.2%	2.8%

EBITDA rate	16.7%	17.1%

Effective tax rate	24.9%	24.3%

Cash conversion ratio	75.4%	48.2%

Note:  Rate analysis metrics are computed by dividing the applicable amount by net sales, cash conversion ratio reflects free cash flow divided by net income. Adjusted rates are non-GAAP measures; see Reconciliation of Non-GAAP Financial Measures schedule for additional information. Amounts may not foot due to rounding.

SEGMENT DETAIL
(In millions)
(Unaudited)

	Three Months Ended October 31,
	2019	2018	Change
NET SALES
Engine Products segment
Off-Road	$68.6	$76.2	(10.0)%
On-Road	40.7	45.9	(11.4)
Aftermarket	319.4	331.2	(3.6)
Aerospace and Defense	30.5	27.6	10.6
Total Engine Products segment	459.2	480.9	(4.5)

Industrial Products segment
Industrial Filtration Solutions	149.0	149.4	(0.3)
Gas Turbine Systems	20.7	25.5	(18.8)
Special Applications	43.8	45.6	(4.0)
Total Industrial Products segment	213.5	220.5	(3.2)

Total Company	$672.7	$701.4	(4.1)%

EARNINGS BEFORE INCOME TAXES
Engine Products segment	$62.4	$63.9	(2.3)%
Industrial Products segment	29.5	36.6	(19.4)
Corporate and Unallocated	(5.3)	(4.1)	(29.3)
Total Company	$86.6	$96.4	(10.2)%

EARNINGS BEFORE INCOME TAXES %
Engine Products segment	13.6%	13.3%	0.3
Industrial Products segment	13.8%	16.6%	(2.8)

Note: Percentage is calculated by dividing earnings before income taxes by sales. Amounts may not foot due to rounding.

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, AS REPORTED
(Unaudited)

	Three Months Ended October 31, 2019
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	(10.0)%	2.1%	(18.1)%	(17.0)%	22.4%
On-Road	(11.4)	(0.1)	(20.3)	(30.2)	(44.6)
Aftermarket	(3.6)	(9.8)	(0.2)	(2.1)	10.8
Aerospace and Defense	10.6	5.7	18.9	74.6
Total Engine Products segment	(4.5)	(6.0)	(4.1)	(9.0)	9.9

Industrial Products segment
Industrial Filtration Solutions	(0.3)	(1.2)	4.5	(9.3)	5.0
Gas Turbine Systems	(18.8)	(34.4)	(2.0)	(10.4)	5.9
Special Applications	(4.0)	9.7	16.8	(10.3)	(32.0)
Total Industrial Products segment	(3.2)	(6.0)	4.8	(9.9)	4.1

Total Company	(4.1)%	(6.0)%	(0.8)%	(9.4)%	9.1%

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, CONSTANT CURRENCY
(Unaudited)

	Three Months Ended October 31, 2019
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	(8.5)%	2.1%	(14.2)%	(17.3)%	25.6%
On-Road	(11.4)	(0.1)	(16.6)	(31.8)	(43.9)
Aftermarket	(2.0)	(9.8)	4.4	(0.5)	12.6
Aerospace and Defense	12.5	5.7	24.4	72.6
Total Engine Products segment	(3.1)	(6.0)	0.3	(8.3)	11.8

Industrial Products segment
Industrial Filtration Solutions	1.8	(1.2)	9.3	(8.5)	6.1
Gas Turbine Systems	(17.8)	(34.4)	0.2	(9.2)	5.9
Special Applications	(5.3)	9.7	22.3	(13.1)	(32.0)
Total Industrial Products segment	(2.0)	(6.0)	9.4	(11.0)	5.0

Total Company	(2.7)%	(6.0)%	3.7%	(9.4)%	10.9%

Note: The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations. The Company calculates constant currency percentages by converting its current period local currency financial results using the prior period exchanges rates and compared these adjusted amounts to its prior period reported results. Amounts may not foot due to rounding.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31,
	2019	2018

Net cash provided by operating activities	$86.1	$63.3
Net capital expenditures	(37.1)	(28.2)
Free cash flow	$49.0	$35.1

Net earnings	$65.0	$73.8
Income taxes	21.6	22.6
Interest expense	4.7	4.2
Depreciation and amortization	21.2	19.3
EBITDA	$112.5	$119.9

Net earnings	$65.0	$73.8
Tax expense (benefit) for Federal Tax Cuts and Jobs Act	—	(0.9)	(a)
Adjusted net earnings	$65.0	$72.9

Diluted EPS	$0.51	$0.56
Tax expense (benefit) for Federal Tax Cuts and Jobs Act	—	0.00	(a)
Adjusted diluted EPS	$0.51	$0.56

(a) See the “Accounting Considerations” section for additional information.

Note: Although free cash flow, adjusted free cash flow, EBITDA, adjusted net earnings, adjusted diluted EPS and adjusted effective tax rate are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. The Company evaluates its results of operations both on an as reported and a constant currency basis. The adjusted basis presentation excludes the impact of certain matters not related to the Company’s ongoing operations. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures. Amounts may not foot due to rounding.